Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR
FOURTH QUARTER AND FISCAL 2013
-- Fourth Quarter Operating Income more than doubled Year Over Year --
-- Fiscal Year Revenue Increase of 38% --
-- Fiscal Year Operating Income Up 366% --

FOREST CITY, IOWA, October 17, 2013 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States (U.S.) recreation vehicle manufacturer, today reported financial results for the Company's fourth quarter and fiscal year 2013.

Revenues for the fourth quarter ended August 31, 2013 were $214.2 million, an increase of 31.8%, versus $162.5 million for the fourth quarter of Fiscal 2012. The Company reported an operating income of $15.3 million for the quarter, versus $6.5 million for the fourth quarter of Fiscal 2012. Net income for the fourth quarter of Fiscal 2013 was $10.6 million, or $0.38 per diluted share, versus $40.9 million, or $1.41 per diluted share for the fourth quarter of Fiscal 2012. A tax benefit was recorded in the fourth quarter of Fiscal 2012 due to a $36.9 million reduction in the valuation allowance on deferred tax assets that was established in Fiscal 2009. Excluding the non-cash tax benefit of the reduction in valuation allowance, net income for the fourth quarter of Fiscal 2012 was $4.0 million or $0.14 per diluted share.

The fourth quarter of Fiscal 2013 as compared to the fourth quarter of Fiscal 2012 was positively impacted by increased motor home deliveries, improved gross margin due to better variable and fixed cost absorption and incremental leverage in operating expenses which resulted in a 3.2 percentage point improvement in operating margin.

Revenues for the 53-week Fiscal 2013 were $803.2 million, an increase of 38.1%, versus revenues of $581.7 million for the 52-week Fiscal 2012. The Company reported operating income of $44.4 million for Fiscal 2013, a 366.1% increase from $9.5 million for Fiscal 2012. Net income for Fiscal 2013 was $32.0 million, or $1.13 per diluted share, versus $45.0 million, or $1.54 per diluted share for Fiscal 2012. A tax benefit was recorded in Fiscal 2012 due to a $37.7 million reduction in the valuation allowance on deferred tax assets. Excluding the impact of the non-cash tax benefit of the reduction in valuation allowance, net income for Fiscal 2013 was $7.3 million or $0.25 per diluted share. When adjusting for the non-cash tax benefit recorded in Fiscal 2012, earnings per share grew by 352% in fiscal 2013.

“Increased consumer and dealer demand for our products drove our exceptional growth in Fiscal 2013,” said Winnebago Industries' Chairman, CEO and President Randy Potts.

"We have introduced a number of new and exciting products in product segments and price points new to Winnebago Industries, which will provide us with additional growth opportunities in the future," said Potts. "Many of these products are starting production this fall, such as the new Class B Travato and the new Class C Trend and Viva!, all of which are built on the new Ram ProMaster chassis. We pride ourselves on being an innovator and first to market, and these are prime examples of that process. We have had six consecutive quarters of increased sales order backlog. We believe this reflects the positive dealer response to our new 2014 model year products."

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, October 17, 2013. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motor Homes®, is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers, fifth wheel products, and transit buses under the Winnebago, Itasca, Winnebago Touring Coach, SunnyBrook and Metro brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except percent and per share data)

	Quarter Ended
	August 31, 2013		August 25, 2012
Net revenues	$214,246	100.0%	$162,533	100.0%
Cost of goods sold	188,750	88.1%	146,266	90.0%
Gross profit	25,496	11.9%	16,267	10.0%
Operating expenses:
Selling	4,669	2.2%	4,352	2.7%
General and administrative	5,495	2.6%	5,329	3.3%
Asset held for sale impairment	—	—%	50	—%
Total operating expenses	10,164	4.7%	9,731	6.0%
Operating income	15,332	7.2%	6,536	4.0%
Non-operating (expense) income	(43)	—%	32	—%
Income before income taxes	15,289	7.1%	6,568	4.0%
Provision (benefit) for taxes	4,673	2.2%	(34,340)	(21.1)%
Net income	$10,616	5.0%	$40,908	25.2%
Income per common share:
Basic	$0.38		$1.41
Diluted	$0.38		$1.41
Weighted average common shares outstanding:
Basic	27,912		29,065
Diluted	28,019		29,094

	Year(1) Ended
	August 31, 2013		August 25, 2012
Net revenues	$803,165	100.0%	$581,679	100.0%
Cost of goods sold	718,534	89.5%	537,999	92.5%
Gross profit	84,631	10.5%	43,680	7.5%
Operating expenses:
Selling	18,318	2.3%	16,837	2.9%
General and administrative	21,887	2.7%	17,267	3.0%
Assets held for sale loss and impairment	28	—%	50	—%
Total operating expenses	40,233	5.0%	34,154	5.9%
Operating income	44,398	5.5%	9,526	1.6%
Non-operating income	696	0.1%	581	0.1%
Income before income taxes	45,094	5.6%	10,107	1.7%
Provision (benefit) for taxes	13,141	1.6%	(34,865)	(6.0)%
Net income	$31,953	4.0%	$44,972	7.7%
Income per common share:
Basic	$1.14		$1.54
Diluted	$1.13		$1.54
Weighted average common shares outstanding:
Basic	28,075		29,145
Diluted	28,170		29,207
Percentages may not add due to rounding differences.

(1) The fiscal year ended August 31, 2013 and August 25, 2012 contained 53 weeks and 52 weeks, respectively.

Winnebago Industries, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	August 31, 2013	August 25, 2012
ASSETS
Current assets:
Cash and cash equivalents	$64,277	$62,683
Receivables, net	29,145	22,726
Inventories	112,541	87,094
Prepaid expenses and other assets	8,277	4,509
Income taxes receivable	1,868	1,603
Deferred income taxes	7,742	8,453
Total current assets	223,850	187,068
Total property and equipment, net	20,266	19,978
Assets held for sale	—	550
Long-term investments	2,108	9,074
Investment in life insurance	25,051	23,127
Deferred income taxes	25,649	30,520
Goodwill	1,228	1,228
Amortizable intangible assets	—	641
Other assets	10,993	13,886
Total assets	$309,145	$286,072

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,142	$24,920
Income taxes payable	—	348
Accrued expenses	42,212	35,750
Total current liabilities	70,354	61,018
Long-term liabilities:
Unrecognized tax benefits	3,988	5,228
Postretirement health care and deferred compensation benefits, net of current portion	64,074	75,135
Total long-term liabilities	68,062	80,363
Stockholders' equity	170,729	144,691
Total liabilities and stockholders' equity	$309,145	$286,072

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Year(1) Ended
	August 31, 2013	August 25, 2012
Operating activities:
Net income	$31,953	$44,972
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,764	4,872
LIFO income	(1,180)	(613)
Postretirement benefit income and deferred compensation expenses	245	570
Stock-based compensation	3,009	1,918
Asset impairment	—	50
Provision for doubtful accounts	25	125
Deferred income taxes including valuation allowance	1,790	(34,749)
Gain on life insurance	(536)	(529)
Loss on sale of investment	(45)	—
Increase in cash surrender value of life insurance policies	(1,030)	(732)
(Gain) loss on disposal of property	(95)	28
Change in assets and liabilities:
Inventories	(24,267)	(17,316)
Receivables, prepaid and other assets	(8,908)	(2,085)
Income taxes and unrecognized tax benefits	(194)	7
Accounts payable and accrued expenses	8,939	7,627
Postretirement and deferred compensation benefits	(4,322)	(4,030)
Net cash provided by operating activities	10,238	115

Investing activities:
Proceeds from the sale of investments	7,300	1,050
Proceeds from life insurance	1,004	1,652
Purchases of property and equipment	(4,422)	(2,213)
Proceeds from the sale of property	734	17
Repayments of COLI borrowings	(1,371)	—
Other	822	(624)
Net cash provided by (used in) investing activities	4,067	(118)

Financing activities:
Payments for purchase of common stock	(12,718)	(6,604)
Proceeds from exercise of stock options	75	—
Other	(68)	(17)
Net cash used in financing activities	(12,711)	(6,621)

Net increase (decrease) in cash and cash equivalents	1,594	(6,624)
Cash and cash equivalents at beginning of period	62,683	69,307
Cash and cash equivalents at end of period	$64,277	$62,683

Supplemental cash flow disclosure:
Income taxes paid (refunded), net	$11,500	$(134)

(1) The fiscal year ended August 31, 2013 and August 25, 2012 contained 53 weeks and 52 weeks, respectively.

Winnebago Industries, Inc.
Unaudited Deliveries

	Quarter Ended				Change
(In units)	August 31, 2013	Product Mix % (1)	August 25, 2012	Product Mix % (1)	Units	% Change
Class A gas	667	35.3%	485	36.7%	182	37.5%
Class A diesel	326	17.2%	230	17.4%	96	41.7%
Total Class A	993	52.5%	715	54.1%	278	38.9%
Class B	109	5.8%	104	7.9%	5	4.8%
Class C	788	41.7%	502	38.0%	286	57.0%
Total motor homes	1,890	100.0%	1,321	100.0%	569	43.1%

Travel trailer	605	84.4%	444	63.9%	161	36.3%
Fifth wheel	112	15.6%	251	36.1%	(139)	(55.4)%
Total towables	717	100.0%	695	100.0%	22	3.2%

	Year(2) Ended				Change
(In units)	August 31, 2013	Product Mix % (1)	August 25, 2012	Product Mix % (1)	Units	% Change
Class A gas	2,446	35.9%	1,648	35.5%	798	48.4%
Class A diesel	1,315	19.3%	931	20.1%	384	41.2%
Total Class A	3,761	55.1%	2,579	55.6%	1,182	45.8%
Class B	372	5.5%	319	6.9%	53	16.6%
Class C	2,688	39.4%	1,744	37.6%	944	54.1%
Total motor homes	6,821	100.0%	4,642	100.0%	2,179	46.9%

Travel trailer	2,038	80.4%	1,372	58.7%	666	48.5%
Fifth wheel	497	19.6%	966	41.3%	(469)	(48.6)%
Total towables	2,535	100.0%	2,338	100.0%	197	8.4%
(1) Percentages may not add due to rounding differences.
(2) The fiscal year ended August 31, 2013 and August 25, 2012 contained 53 and 52 weeks, respectively.
Unaudited Backlog

	As Of				Change
	August 31, 2013		August 25, 2012			%
	Units	% (1)	Units	% (1)	Units	Change
Class A gas	1,405	41.6%	642	43.6%	763	118.8%
Class A diesel	607	18.0%	333	22.6%	274	82.3%
Total Class A	2,012	59.5%	975	66.2%	1,037	106.4%
Class B	300	8.9%	118	8.0%	182	154.2%
Class C	1,068	31.6%	380	25.8%	688	181.1%
Total motor home backlog(2)	3,380	100.0%	1,473	100.0%	1,907	129.5%

Travel trailer	180	81.4%	306	74.5%	(126)	(41.2)%
Fifth wheel	41	18.6%	105	25.5%	(64)	(61.0)%
Total towable backlog (2)	221	100.0%	411	100.0%	(190)	(46.2)%

Total approximate backlog revenue dollars (in 000's):
Motor home	$346,665		$163,725		$182,940	111.7%
Towable	4,744		8,776		(4,032)	(45.9)%

(1)	Percentages may not add due to rounding differences.

(2)
Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Unaudited Dealer Inventory

	Units As Of
	August 31, 2013	August 25, 2012	Change
Motor homes	2,654	1,927	727	37.7%
Towables	1,611	1,365	246	18.0%